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                                                                      EXHIBIT 11


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                                                           BioSepra Inc.
                                          STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                                               Year Ended           Year Ended           Year Ended
(in thousands)                                              December 31, 1996    December 31, 1995    December 31, 1994
                                                            -----------------    -----------------    -----------------
Weighted average number of common shares outstanding               7,832               7,004              6,326

Issuance of cheap stock and cheap stock equivalents (1)               --                  --                 91
                                                                   -----               -----              -----

Total weighted average number of common shares outstanding         7,832               7,004              6,417
                                                                   =====               =====              =====

(1)  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, convertible preferred stock and warrants issued at prices below the initial public offering price of $7.00 per share
     ("cheap stock") during the twelve-month period immediately preceding the initial filing date of the
     Registration Statement, have been included as outstanding for all periods prior to the offering, which impact is anti-dilutive to the net loss in each period.

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